As filed with the Securities and Exchange Commission on July 15, 2026

Registration Nos. 333-156512

333-191181

333-196261

333-227569

333-227756

333-287484

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-156512

FORM S-8 REGISTRATION STATEMENT NO. 333-191181

FORM S-8 REGISTRATION STATEMENT NO. 333-196261

FORM S-8 REGISTRATION STATEMENT NO. 333-227569

FORM S-8 REGISTRATION STATEMENT NO. 333-227756

FORM S-8 REGISTRATION STATEMENT NO. 333-287484

UNDER

THE SECURITIES ACT OF 1933

Whitestone REIT

(AREG Wizard Intermediate LP as successor by merger to Whitestone REIT)

(Exact name of registrant as specified in its charter)

Maryland	76-0594970
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

c/o Ares Real Estate Management Holdings, LLC

245 Park Avenue, 40th Floor

New York, NY 10167

(Address of Principal Executive Offices) (Zip Code)

Whitestone REIT 2008 Long-Term Equity Incentive Ownership Plan

Whitestone REIT 2018 Long-Term Equity Incentive Ownership Plan

(Full title of the plan)

Andrew Holm

245 Park Avenue, 40th Floor

New York, NY 10167

(Name and address of agent for service)

(212) 750-7300

(Telephone number, including area code, of agent for service)

Copies to:

Philippa Bond, P.C.

Van Whiting

2049 Century Park East, 37th Floor

Los Angeles, California 90067

(310) 552-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer		Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by Whitestone REIT, a Maryland corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”):

1.

Registration Statement on Form S-8 (No. 333-156512) filed with the SEC on December 30, 2008, registering the issuance of an aggregate of 2,063,885 common shares of beneficial interest, $0.001 par value (the “Common Shares”) issuable under the Whitestone REIT 2008 Long-Term Equity Incentive Ownership Plan (as amended and restated from time to time, the “2008 Plan”);

2.	Registration Statement on Form S-8 (No. 333-191181) filed with the SEC on September 13, 2013, registering the issuance of an aggregate of 1,818,415 Common Shares issuable under the 2008 Plan;

3.	Registration Statement on Form S-8 (No. 333-196261) filed with the SEC on May 23, 2014, registering the issuance of an aggregate of 341,162 Common Shares issuable under the 2008 Plan;

4.	Registration Statement on Form S-8 (No. 333-227569) filed with the SEC on September 27, 2018, registering the issuance of an aggregate of 1,892,697 Common Shares issuable under the 2008 Plan;

5.

Registration Statement on Form S-8 (No. 333-227756) filed with the SEC on October 9, 2018, registering the issuance of an aggregate of 3,433,831 Common Shares issuable under the Whitestone REIT 2018 Long-Term Equity Incentive Ownership Plan (as amended and restated from time to time, the “2018 Plan”, together with the 2008 Plan, the “Plans”); and

6.	Registration Statement on Form S-8 (No. 333-287484) filed with the SEC on May 21, 2025 registering the issuance of an aggregate of 2,250,000 Common Shares issuable under the 2018 Plan.

in each case, plus such indeterminate number of Common Shares as may have been issuable to prevent dilution resulting from one or more stock splits, stock dividends, recapitalizations or similar transaction in accordance with Rule 416(a) of the Securities Act of 1933, as amended, and the terms of the Plans.

On July 14, 2026, pursuant to its previously announced Agreement and Plan of Merger, dated as of April 8, 2026 (as may be amended from time to time, the “Merger Agreement”), by and among the Company, Whitestone REIT Operating Partnership, L.P. (the “Operating Partnership”), AREG Wizard Parent LP (“Parent”), AREG Wizard Intermediate LP (“Merger Sub”), and AREG Wizard Operating Partnership LP (“Merger OP”), (i) the Company was merged with and into Merger Sub (the “Company Merger”) with Merger Sub surviving as a wholly owned subsidiary of Parent, and (ii) immediately preceding the Company Merger, Merger OP was merged with and into the Operating Partnership (the “Partnership Merger,” and together with the Company Merger, the “Mergers”).

As a result of the Mergers, the Company has terminated any and all offerings of its Common Shares pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with the undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offerings, the Company hereby removes from registration all Common Shares that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused each of these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 15, 2026.

AREG Wizard Intermediate LP (as successor by merger to Whitestone REIT)

By: AREG Wizard Intermediate GP LLC, its general partner

By:	/s/ Andrew Holm
Name:	Andrew Holm
Title:	Authorized Signatory

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.